Capital City Bank Group, Inc.

Reports First Quarter 2016 Results

TALLAHASSEE, Fla. (April 25, 2016) – Capital City Bank Group, Inc. (Nasdaq: CCBG) today reported net income of $1.6 million, or $0.10 per diluted share for the first quarter of 2016, compared to net income of $2.6 million, or $0.16 per diluted share for the fourth quarter of 2015, and net income of $1.0 million, or $0.06 per diluted share, for the first quarter of 2015.

HIGHLIGHTS

•	Continued broad based loan growth -- 1.0% sequentially and 4.1% over prior year
•	Small business and commercial real estate pipelines are building
•	Nonperforming asset reduction of 10% sequentially and 48% from prior year
•	Steady growth in net interest income – up 3.8% over prior year driven by improved earning asset mix -- very well positioned for rising rates
•	Continued focus on noninterest expense reduction -- down 1.6% from prior year

“Our first quarter performance showed meaningful progress year over year, and our fundamentals continue to improve,” said William G. Smith, Jr., Chairman, President and CEO. “Despite a challenging environment, I am encouraged by our past performance and remain optimistic that the strategies we have in place will continue to produce positive results. We remain focused on loan growth, prudent expense management and problem asset resolution, and I am pleased with how each of these areas is trending. Across all levels of the enterprise, our bankers are working hard to seek out new business opportunities in our markets that will contribute to our profitability while maintaining a keen focus on risk management. We are steadfast in our decision to value long-term profitability over short-term gains.”

Compared to the fourth quarter of 2015, performance reflects lower net interest income of $0.6 million, noninterest income of $0.5 million, and higher noninterest expense of $0.7 million, partially offset by lower income taxes of $0.8 million.

Compared to the first quarter of 2015, the increase in earnings was due to higher net interest income of $0.7 million and lower noninterest expense of $0.5 million, partially offset by lower noninterest income of $0.2 million, a $0.2 million increase in the loan loss provision, and higher income taxes of $0.2 million.

The Return on Average Assets was 0.24% and the Return on Average Equity was 2.39% for the first quarter of 2016, compared to 0.39% and 3.74%, respectively, for the fourth quarter of 2015, and 0.15% and 1.45%, respectively, for the first quarter in 2015.

Discussion of Operating Results

Tax equivalent net interest income for the first quarter of 2016 was $19.4 million compared to $20.0 million for the fourth quarter of 2015 and $18.6 million for the first quarter of 2015.  The decrease in tax equivalent net interest income compared to the fourth quarter of 2015 reflects an interest recovery in the fourth quarter for a paid off loan, partially offset by higher income on overnight funds and prime-based loans. The increase in tax equivalent net interest income compared to the first quarter of 2015 reflects a positive shift in earning asset mix due to growth in the loan and investment portfolios, partially offset by unfavorable loan fees.

Despite favorable volume variance in both the loan and investment portfolios, the low rate environment continues to negatively impact loan yields. Aggressive lending competition in all markets has also unfavorably impacted the pricing for loans.  The recent 25 basis point increase in the Federal Reserve’s target rate had a favorable impact on net interest income as our overnight funds and prime-based loans repriced higher with no corresponding increase in our deposit costs.

The net interest margin for the first quarter of 2016 was 3.20%, a decrease of 17 basis points from the fourth quarter of 2015, and a decrease of seven basis points from the first quarter of 2015. The decrease in the margin compared to the fourth quarter of 2015 was primarily attributable to aforementioned interest recovery. The decrease in the margin compared to the first quarter of 2015 was primarily attributable to overall growth in earning assets and a decline in loan yields.

The provision for loan losses for the first quarter of 2016 was $0.5 million compared to $0.5 million for the fourth quarter of 2015 and $0.3 million for the first quarter of 2015. We continue to realize favorable problem loan migration and improvement in key credit metrics. The slight increase in the provision compared to the first quarter of 2015 primarily reflects growth in the loan portfolio. Net charge-offs for the first quarter of 2016 totaled $0.8 million, or 0.21% (annualized) of average loans, compared to $1.3 million, or 0.34% (annualized), for the fourth quarter of 2015 and $1.7 million, or 0.49% (annualized), for the first quarter of 2015. At March 31, 2016, the allowance for loan losses was $13.6 million, or 0.90% of outstanding loans (net of overdrafts) and provided coverage of 150% of nonperforming loans compared to 0.93% and 135%, respectively, at December 31, 2015, and 1.10% and 96%, respectively, at March 31, 2015.

Noninterest income for the first quarter of 2016 totaled $12.7 million, a decrease of $0.5 million, or 4.1%, from the fourth quarter of 2015 primarily attributable to lower deposit fees of $0.3 million and wealth management fees of $0.1 million. The decrease in deposit fees primarily reflects lower utilization of our overdraft protection service during the first quarter as clients receive tax refunds. The reduction in wealth management fees reflects lower fees from our trust business which had a very strong fourth quarter due to higher estate management fees. Compared to the first quarter of 2015, noninterest income decreased $0.2 million, or 1.3%, reflective of a $0.2 million decrease in wealth management fees and a $0.1 million decrease in deposit fees, partially offset by higher bank card fees of $0.1 million. The reduction in wealth management fees generally reflects a lower level of assets under management. An increase in charged off checking accounts drove the reduction in deposit fees. Higher debit card activity and average ticket amount drove the increase in bank card fees.

Noninterest expense for the first quarter of 2016 totaled $28.9 million, an increase of $0.7 million, or 2.3%, over the fourth quarter of 2015. The increase reflects higher compensation expense of $0.4 million, other real estate expense of $0.2 million, and other expense of $0.3 million, partially offset by lower occupancy expense of $0.2 million. The increase in compensation expense was primarily due to higher payroll tax expense reflecting the reset of social security taxes. A higher level of property valuation adjustments drove the increase in other real estate expense. The increase in other expense was primarily attributable to higher legal fees and processing fees. The increase in legal fees reflects a higher level of legal support needed for problem asset resolutions and the increase in processing fees reflects a fourth quarter volume credit received from our debit card processor. Depending on specific activity during the quarter, legal fees can be volatile but have been trending down for the last four years. Lower furniture, fixtures, and equipment (“FF&E”) maintenance agreement expense and FF&E maintenance/repairs drove the reduction in occupancy expense. Compared to the first quarter of 2015, noninterest expense decreased $0.5 million, or 1.6%, attributable to lower compensation expense of $0.3 million and other expense of $0.2 million. A higher level of deferred loan cost partially offset by higher pension plan expense drove the reduction in compensation. The decrease in other expense reflects a lower level of consulting fees.

We realized income tax expense of $0.8 million (34.3% effective rate) for the first quarter of 2016 compared to $1.6 million (38.4% effective rate) for the fourth quarter of 2015 and $0.6 million (41.0% effective rate) for the first quarter of 2015. Income taxes for the fourth quarter of 2015 and the first quarter of 2015 include deferred tax write-offs of $0.1 million and $0.2 million, respectively, related to forfeited/expired stock awards. Absent future discrete events, we anticipate our effective income tax rate to remain in the range of 34%-35%.

Discussion of Financial Condition

Average earning assets were $2.441 billion for the first quarter of 2016, an increase of $87.0 million, or 3.7%, over the fourth quarter of 2015 and an increase of $134.2 million, or 5.8%, over the first quarter of 2015.  The growth in earning assets over the fourth quarter of 2015 reflects a higher level of public fund deposits. The increase compared to the first quarter of 2015 reflects deposit growth, primarily noninterest bearing and savings accounts.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $286.2 million during the first quarter of 2016 compared to an average net overnight funds sold position of $222.8 million in the fourth quarter of 2015 and an average net overnight funds sold position of $302.4 million in the first quarter of 2015.  The increase in net overnight funds compared to the fourth quarter of 2015 reflects higher levels of all deposit products except money market accounts and certificates of deposit, partially offset by growth in both the investment and loan portfolios. The decrease relative to the first quarter of 2015 is primarily attributable to growth in both the loan and investment portfolios, partially offset by an increase in average deposits.

Average loans increased $15.0 million, or 1.0% when compared to the fourth quarter of 2015, and have grown $58.9 million, or 4.1% compared to the first quarter of 2015. Growth over both prior periods has been experienced in all loan products, with the exception of commercial mortgages. Without compromising our credit standards or taking on inordinate interest rate risk, we continue to make minor modifications on some of our lending programs to try to mitigate the significant impact that consumer and business deleveraging is having on our portfolio. These programs, coupled with economic improvements in our anchor markets, have helped to increase overall production.

Nonperforming assets (nonaccrual loans and OREO) totaled $26.5 million at the end of the first quarter of 2016, a decrease of $3.1 million from the fourth quarter of 2015 and $24.1 million from the first quarter of 2015. Nonaccrual loans totaled $9.0 million at the end of the first quarter of 2016, a $1.3 million decrease from the fourth quarter of 2015 and a decrease of $7.7 million from the first quarter of 2015. Nonaccrual loan additions in the first quarter of 2016 totaled $3.8 million compared to $3.6 million and $5.8 million for the fourth and first quarters of 2015, respectively. The balance of OREO totaled $17.4 million at the end of the first quarter of 2016, a decrease of $1.8 million and $16.4 million, respectively, from the fourth and first quarters of 2015. For the first quarter of 2016, we added properties totaling $1.2 million, sold properties totaling $2.2 million, and recorded valuation adjustments totaling $0.8 million. Nonperforming assets represented 0.95% of total assets at March 31, 2016, compared to 1.06% at December 31, 2015 and 1.88% at March 31, 2015.

Average total deposits were $2.259 billion for the first quarter of 2016, an increase of $83.9 million, or 3.9%, over the fourth quarter of 2015, and an increase of $95.2 million, or 4.4%, over the first quarter of 2015.  The increase in deposits when compared to the fourth quarter of 2015 primarily reflects higher levels of public fund NOW and savings accounts, partially offset by a decline in money market accounts and certificates of deposit. The increase in deposits, when compared to the first quarter of 2015, is attributable to higher levels of noninterest bearing and savings accounts. The seasonal inflows of public funds most likely peaked in the first quarter of 2016, and are expected to decline into the fourth quarter of 2016.

Deposit levels remain strong, particularly given the recent increase in the fed funds rate.  Although competitive rates will be closely monitored given this change, we do not attempt to compete with higher rate paying competitors for deposits.  Prudent pricing discipline will continue to be the key to managing our mix of deposits.

When compared to the fourth quarter of 2015, average borrowings decreased $2.0 million primarily due to a decline in repurchase agreements. Compared to the first quarter of 2015, average borrowings increased by $14.1 million, attributable to higher levels of repurchase agreement balances, partially offset by pay downs of FHLB advances.

Equity capital was $276.8 million as of March 31, 2016, compared to $274.4 million as of December 31, 2015 and $274.1 million as of March 31, 2015. Our leverage ratio was 10.34%, 10.65%, and 10.73%, respectively, for these periods. Further, as of March 31, 2016, our risk-adjusted capital ratio was 17.20% compared to 17.25% and 17.11% as of December 31, 2015 and March 31, 2015, respectively. Our common equity tier 1 ratio was 12.82% as of March 31, 2016, compared to 12.84% and 12.57% as of December 31, 2015 and March 31, 2015, respectively. All of our capital ratios significantly exceed the threshold to be designated as “well-capitalized” under the Basel III capital standards.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (Nasdaq: CCBG) is one of the largest publicly traded financial holding companies headquartered in Florida and has approximately $2.8 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, mortgage banking, asset management, trust, merchant services, bankcards, data processing and securities brokerage services. The Company’s bank subsidiary, Capital City Bank, was founded in 1895 and now has 61 banking offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the accuracy of the Company’s financial statement estimates and assumptions; legislative or regulatory changes, including the Dodd-Frank Act, Basel III, and the ability to repay and qualified mortgage standards; fluctuations in inflation, interest rates, or monetary policies; the effects of security breaches and computer viruses that may affect the Company’s computer systems or fraud related to debit card products; changes in consumer spending and savings habits; the Company’s growth and profitability; the strength of the U.S. economy and the local economies where the Company conducts operations; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the long-term impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes, especially changes that allow out of market competitors to compete in our markets; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.

EARNINGS HIGHLIGHTS

Unaudited

	Three Months Ended
(Dollars in thousands, except per share data)	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015

EARNINGS
Net Income	$1,647	$2,602	$986
Net Income Per Common Share	$0.10	$0.16	$0.06
PERFORMANCE
Return on Average Assets	0.24%	0.39%	0.15%
Return on Average Equity	2.39%	3.74%	1.45%
Net Interest Margin	3.20%	3.37%	3.27%
Noninterest Income as % of Operating Revenue	39.76%	40.05%	40.98%
Efficiency Ratio	90.13%	85.11%	93.42%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	16.39%	16.42%	16.16%
Total Capital Ratio	17.20%	17.25%	17.11%
Tangible Common Equity Ratio	7.09%	6.99%	7.26%
Leverage Ratio	10.34%	10.65%	10.73%
Common Equity Tier 1 Ratio	12.82%	12.84%	12.57%
Equity to Assets	9.91%	9.81%	10.18%
ASSET QUALITY
Allowance as % of Non-Performing Loans	150.44%	135.40%	95.83%
Allowance as a % of Loans	0.90%	0.93%	1.10%
Net Charge-Offs as % of Average Loans	0.21%	0.34%	0.49%
Nonperforming Assets as % of Loans and ORE	1.73%	1.94%	3.38%
Nonperforming Assets as % of Total Assets	0.95%	1.06%	1.88%
STOCK PERFORMANCE
High	$15.88	$16.05	$16.33
Low	12.83	13.56	13.16
Close	$14.59	$15.35	$16.25
Average Daily Trading Volume	14,207	19,500	15,058

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

Unaudited

	2016	2015
(Dollars in thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
ASSETS
Cash and Due From Banks	$45,914	$51,288	$42,917	$61,484	$51,948
Funds Sold and Interest Bearing Deposits	304,908	327,617	167,787	185,572	296,888
Total Cash and Cash Equivalents	350,822	378,905	210,704	247,056	348,836

Investment Securities Available for Sale	462,444	451,028	444,071	433,688	404,887
Investment Securities Held to Maturity	187,079	187,892	193,964	201,805	183,489
Total Investment Securities	649,523	638,920	638,035	635,493	588,376

Loans Held for Sale	10,475	11,632	10,960	10,991	13,334

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	183,681	179,816	169,588	151,116	143,951
Real Estate - Construction	42,538	46,484	49,475	44,216	41,595
Real Estate - Commercial	503,259	499,813	491,734	510,962	507,681
Real Estate - Residential	285,772	285,748	280,690	284,333	287,481
Real Estate - Home Equity	234,128	233,901	232,254	230,388	228,171
Consumer	245,197	240,434	238,884	238,599	230,984
Other Loans	10,297	4,837	10,094	12,048	9,243
Overdrafts	1,963	1,242	2,464	2,603	2,348
Total Loans, Net of Unearned Interest	1,506,835	1,492,275	1,475,183	1,474,265	1,451,454
Allowance for Loan Losses	(13,613)	(13,953)	(14,737)	(15,236)	(16,090)
Loans, Net	1,493,222	1,478,322	1,460,446	1,459,029	1,435,364

Premises and Equipment, Net	98,029	98,819	98,218	99,108	100,038
Goodwill	84,811	84,811	84,811	84,811	84,811
Other Real Estate Owned	17,450	19,290	25,219	30,167	33,835
Other Assets	87,854	87,161	86,701	87,489	89,121
Total Other Assets	288,144	290,081	294,949	301,575	307,805

Total Assets	$2,792,186	$2,797,860	$2,615,094	$2,654,144	$2,693,715

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$790,040	$758,283	$720,824	$723,866	$707,470
NOW Accounts	786,432	848,330	688,491	734,237	801,037
Money Market Accounts	254,682	248,367	261,050	264,475	257,684
Regular Savings Accounts	286,807	269,162	262,843	255,185	250,862
Certificates of Deposit	173,447	178,707	181,775	186,881	192,961
Total Deposits	2,291,408	2,302,849	2,114,983	2,164,644	2,210,014

Short-Term Borrowings	62,922	61,058	65,355	53,698	49,488
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	27,062	28,265	29,042	29,733	30,418
Other Liabilities	71,074	68,449	69,168	71,144	66,821

Total Liabilities	2,515,353	2,523,508	2,341,435	2,382,106	2,419,628

SHAREOWNERS' EQUITY
Common Stock	172	172	171	172	175
Additional Paid-In Capital	38,671	38,256	37,738	37,625	42,941
Retained Earnings	259,139	258,181	256,265	255,096	251,765
Accumulated Other Comprehensive Loss, Net of Tax	(21,149)	(22,257)	(20,515)	(20,855)	(20,794)

Total Shareowners' Equity	276,833	274,352	273,659	272,038	274,087

Total Liabilities and Shareowners' Equity	$2,792,186	$2,797,860	$2,615,094	$2,654,144	$2,693,715

OTHER BALANCE SHEET DATA
Earning Assets	$2,471,741	$2,470,445	$2,291,966	$2,306,322	$2,350,052
Core Deposits	0	0	0	0	0
Other	0	0	0	0	0
Interest Bearing Liabilities	1,654,239	1,696,776	1,551,443	1,587,096	1,645,337

Book Value Per Diluted Share	$16.04	$15.93	$15.91	$15.80	$15.59
Tangible Book Value Per Diluted Share	11.13	11.00	10.98	10.87	10.77

Actual Basic Shares Outstanding	17,222	17,157	17,144	17,154	17,533
Actual Diluted Shares Outstanding	17,254	17,226	17,223	17,216	17,579

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF INCOME

Unaudited

	2016	2015
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

INTEREST INCOME
Interest and Fees on Loans	$18,045	$18,861	$18,214	$18,231	$17,863
Investment Securities	1,637	1,572	1,540	1,451	1,294
Funds Sold	362	169	123	151	189
Total Interest Income	20,044	20,602	19,877	19,833	19,346

INTEREST EXPENSE
Deposits	221	219	220	259	246
Short-Term Borrowings	10	9	14	15	21
Subordinated Notes Payable	387	354	344	338	332
Other Long-Term Borrowings	216	226	233	237	240
Total Interest Expense	834	808	811	849	839
Net Interest Income	19,210	19,794	19,066	18,984	18,507
Provision for Loan Losses	452	513	413	375	293
Net Interest Income after Provision for Loan Losses	18,758	19,281	18,653	18,609	18,214

NONINTEREST INCOME
Deposit Fees	5,400	5,664	5,721	5,682	5,541
Bank Card Fees	2,853	2,866	2,826	2,844	2,742
Wealth Management Fees	1,792	1,893	1,818	1,776	2,046
Mortgage Banking Fees	1,030	1,043	1,306	1,203	987
Data Processing Fees	347	335	400	364	373
Other	1,255	1,420	1,157	2,925	1,159
Total Noninterest Income	12,677	13,221	13,228	14,794	12,848

NONINTEREST EXPENSE
Compensation	16,241	15,833	16,653	16,404	16,524
Occupancy, Net	4,459	4,638	4,446	4,258	4,396
Other Real Estate, Net	1,425	1,241	1,302	931	1,497
Other	6,805	6,568	6,763	6,846	6,973
Total Noninterest Expense	28,930	28,280	29,164	28,439	29,390

OPERATING PROFIT	2,505	4,222	2,717	4,964	1,672
Income Tax Expense	858	1,620	1,034	1,119	686
NET INCOME	$1,647	$2,602	$1,683	$3,845	$986

PER SHARE DATA
Basic Income	$0.10	$0.16	$0.09	$0.22	$0.06
Diluted Income	0.10	0.16	0.09	0.22	0.06
Cash Dividend	$0.04	$0.04	$0.03	$0.03	$0.03
AVERAGE SHARES
Basic	17,202	17,145	17,150	17,296	17,508
Diluted	17,235	17,214	17,229	17,358	17,555

CAPITAL CITY BANK GROUP, INC.

ALLOWANCE FOR LOAN LOSSES

AND RISK ELEMENT ASSETS

Unaudited

	2016	2015	2015	2015	2015
(Dollars in thousands, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$13,953	$14,737	$15,236	$16,090	$17,539
Provision for Loan Losses	452	513	413	375	293
Net Charge-Offs	792	1,297	912	1,229	1,742
Balance at End of Period	$13,613	$13,953	$14,737	$15,236	$16,090
As a % of Loans	0.90%	0.93%	0.99%	1.03%	1.10%
As a % of Nonperforming Loans	150.44%	135.40%	112.17%	99.46%	95.83%

CHARGE-OFFS
Commercial, Financial and Agricultural	$37	$135	$365	$239	$290
Real Estate - Construction	—	—	—	—	—
Real Estate - Commercial	274	87	(26)	285	904
Real Estate - Residential	478	587	476	484	305
Real Estate - Home Equity	215	397	370	454	182
Consumer	439	656	318	351	576
Total Charge-Offs	$1,443	$1,862	$1,503	$1,813	$2,257

RECOVERIES
Commercial, Financial and Agricultural	$39	$57	$45	$82	$55
Real Estate - Construction	—	—	—	—	—
Real Estate - Commercial	81	13	86	54	30
Real Estate - Residential	236	264	193	200	48
Real Estate - Home Equity	59	37	42	33	24
Consumer	236	194	225	215	358
Total Recoveries	$651	$565	$591	$584	$515

NET CHARGE-OFFS	$792	$1,297	$912	$1,229	$1,742

Net Charge-Offs as a % of Average Loans(1)	0.21%	0.34%	0.24%	0.33%	0.49%

RISK ELEMENT ASSETS
Nonaccruing Loans	$9,049	$10,305	$13,138	$15,320	$16,790
Other Real Estate Owned	17,450	19,290	25,219	30,167	33,835
Total Nonperforming Assets	$26,499	$29,595	$38,357	$45,487	$50,625

Past Due Loans 30-89 Days	$3,599	$5,775	$4,335	$5,858	$3,689
Past Due Loans 90 Days or More	—	—	—	—	—
Classified Loans	49,780	53,551	61,411	69,152	74,247
Performing Troubled Debt Restructuring's	$36,700	$35,634	$35,961	$41,632	$42,590

Nonperforming Loans as a % of Loans	0.60%	0.69%	0.88%	1.03%	1.15%
Nonperforming Assets as a % of Loans and Other Real Estate	1.73%	1.94%	2.54%	3.00%	3.38%
Nonperforming Assets as a % of Total Assets	0.95%	1.06%	1.47%	1.71%	1.88%

(1) Annualized

CAPITAL CITY BANK GROUP, INC.

AVERAGE BALANCE AND INTEREST RATES(1)

Unaudited

	First Quarter 2016			Fourth Quarter 2015			Third Quarter 2015			Second Quarter 2015			First Quarter 2015
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,507,508	18,141	4.84%	$1,492,521	18,952	5.04%	$1,483,657	18,290	4.89%	$1,473,954	18,285	4.98%	$1,448,617	17,909	5.01%

Investment Securities
Taxable Investment Securities	552,092	1,420	1.03	544,542	1,365	0.99	543,550	1,347	0.98	540,735	1,313	0.97	491,637	1,198	0.98
Tax-Exempt Investment Securities	94,951	332	1.40	93,838	328	1.40	92,685	304	1.31	76,191	219	1.15	63,826	154	0.96

Total Investment Securities	647,043	1,752	1.09	638,380	1,693	1.05	636,235	1,651	1.03	616,926	1,532	0.99	555,463	1,352	0.98

Funds Sold	286,167	362	0.51	222,828	169	0.30	190,931	123	0.26	237,132	151	0.26	302,405	189	0.25

Total Earning Assets	2,440,718	$20,255	3.34%	2,353,729	$20,814	3.51%	2,310,823	$20,064	3.45%	2,328,012	$19,968	3.44%	2,306,485	$19,450	3.42%

Cash and Due From Banks	47,834			45,875			45,872			52,473			48,615
Allowance for Loan Losses	(13,999)			(14,726)			(15,403)			(16,070)			(17,340)
Other Assets	289,193			293,336			298,400			306,286			310,791

Total Assets	$2,763,746			$2,678,214			$2,639,692			$2,670,701			$2,648,551

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$798,996	$69	0.03%	$725,538	$62	0.03%	$709,130	$60	0.03%	$761,388	$64	0.03%	$794,308	$68	0.03%
Money Market Accounts	252,446	29	0.05	259,091	30	0.05	261,749	31	0.05	256,265	32	0.05	254,483	41	0.07
Savings Accounts	277,745	34	0.05	266,468	33	0.05	258,752	32	0.05	253,808	31	0.05	242,256	30	0.05
Time Deposits	177,057	89	0.20	180,124	94	0.21	183,976	97	0.21	189,213	132	0.28	194,655	107	0.22
Total Interest Bearing Deposits	1,506,244	221	0.06%	1,431,221	219	0.06%	1,413,607	220	0.06%	1,460,674	259	0.07%	1,485,702	246	0.07%

Short-Term Borrowings	66,938	10	0.06%	68,093	9	0.06%	61,548	14	0.09%	54,237	15	0.11%	49,809	21	0.17%
Subordinated Notes Payable	62,887	387	2.43	62,887	354	2.20	62,887	344	2.14	62,887	338	2.13	62,887	332	2.11
Other Long-Term Borrowings	27,769	216	3.12	28,618	226	3.14	29,383	233	3.15	30,067	237	3.16	30,751	240	3.16

Total Interest Bearing Liabilities	1,663,838	$834	0.20%	1,590,819	$808	0.20%	1,567,425	$811	0.21%	1,607,865	$849	0.21%	1,629,149	$839	0.21%

Noninterest Bearing Deposits	752,356			743,497			723,826			717,725			677,674
Other Liabilities	70,088			68,005			73,485			70,690			66,424

Total Liabilities	2,486,282			2,402,321			2,364,736			2,396,280			2,373,247

SHAREOWNERS' EQUITY:	277,464			275,893			274,956			274,421			275,304

Total Liabilities and Shareowners' Equity	$2,763,746			$2,678,214			$2,639,692			$2,670,701			$2,648,551

Interest Rate Spread		$19,421	3.14%		$20,006	3.31%		$19,253	3.24%		$19,119	3.23%		$18,611	3.21%

Interest Income and Rate Earned(1)		20,255	3.34		20,814	3.51		20,064	3.45		19,968	3.44		19,450	3.42
Interest Expense and Rate Paid(2)		834	0.14		808	0.14		811	0.14		849	0.15		839	0.15

Net Interest Margin		$19,421	3.20%		$20,006	3.37%		$19,253	3.31%		$19,119	3.29%		$18,611	3.27%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.

(2) Rate calculated based on average earning assets.